iShares Trust

Screen #2 attachment for funds beyond series 99

118            ISHARES MSCI EAFE Small Cap Index Fund N
120        ISHARES MSCI Kokusai Index Fund                     N
121        ISHARES FTSE Developed Small Cap ex-N. America      N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://www.ishares.com/library/semiannual_reports.jhtml